Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2019, with respect to the financial statements of Senstar Latin America, S.A. de C.V. included in the Annual report of Magal Security Systems Ltd. on Form 20-F for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements on Form F-3 (File No. 333-217063) and on Form S-8 (File Nos. 333-127340, 333-164696, 333-174127 and 333-190469).

/s/ Sallas, Sainz – Grant Thornton, S.C.
Mexico City, Mexico	SALLAS, SAINZ – GRANT THORNTON, S.C.
April 15, 2019	A Member of Grant Thornton International Ltd.